Exhibit 99.1

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Wayne Wasechek	Anna Torma
	509.835.1521	509.835.1558

PotlatchDeltic Appoints Wayne Wasechek as Chief Financial Officer

SPOKANE, Wash., August 29, 2023 (BUSINESS WIRE) – PotlatchDeltic Corporation (Nasdaq: PCH) today announced the appointment of Wayne Wasechek as Vice President, Chief Financial Officer, effective immediately. Wasechek has served as Interim Vice President, Chief Financial Officer and Chief Accounting Officer, since April 19, 2023.

“Following a robust search process supported by an external firm, I have great confidence that Wayne is the right person for this role,” said Eric Cremers, President and Chief Executive Officer. “He brings deep financial expertise, a comprehensive understanding of our industry and of our business, and I am certain that with his leadership, we will build on our strong track record.”

“I am honored to have the opportunity to lead PotlatchDeltic’s finance organization,” said Wayne Wasechek, Vice President and Chief Financial Officer. “I look forward to partnering with our talented team to drive value for all of our stakeholders and contribute to the Company’s ongoing success.”

Previously, Wasechek served as PotlatchDeltic’s Controller and Principal Accounting Officer since 2018, where he led the accounting and treasury functions. He previously served as Vice President and Assistant Controller of Vail Resorts, Inc. (NYSE:MTN) from 2011 to 2018 and as Senior Director of Financial Reporting of Vail Resorts from 2006 to 2011. Wasechek, a certified public accountant, began his career with PwC (PricewaterhouseCoopers) and holds a degree in business administration with an emphasis in accounting from the University of Colorado, Boulder.

About PotlatchDeltic

PotlatchDeltic (Nasdaq: PCH) is a leading Real Estate Investment Trust (REIT) that owns nearly 2.2 million acres of timberlands in Alabama, Arkansas, Georgia, Idaho, Louisiana. Mississippi and South Carolina. Through its taxable REIT subsidiary, the company also operates six sawmills, an industrial-grade plywood mill, a residential and commercial real estate development business and a rural timberland sales program. PotlatchDeltic, a leader in sustainable forest management, is committed to environmental and social responsibility and to responsible governance. More information can be found at www.potlatchdeltic.com.